_________________________________________________________ Press Release For immediate release
____________________________________________________________________________

Invesco Ltd. Elects Ben F. Johnson III
To Serve as Board Chairman

Rex D. Adams, Sir John Banham to retire from Board of Directors

Investor Relations Contact:  Jordan Krugman     404-439-4605
Media Relations Contact:  Bill Hensel     404-479-2886

ATLANTA, March 6, 2014 -- Invesco Ltd. (NYSE: IVZ) today announced that its Board of Directors has elected Ben F. Johnson III to serve as Chairman.  Mr. Johnson, 70, has been a member of the Board since 2009.  He will become Chairman upon the conclusion of the company’s Annual General Meeting (AGM), scheduled for May 15.  Rex D. Adams, who has been a member of the Board since 2001 and Chairman since 2006, will retire from the Board effective with the conclusion of the AGM.

“Invesco shareholders have greatly benefited from the advice and wise counsel of Ben Johnson since he joined the Board in 2009,” said Martin L. Flanagan, President and Chief Executive Officer.  “We believe Ben’s insights and perspective will be invaluable as we work to further enhance our ability to deliver investment excellence to our clients across the globe.

“The Board and I want to personally extend our gratitude to Rex for his service as Chairman of our Board,” Mr. Flanagan continued. “We are grateful for his many contributions through a period of tremendous growth for our firm, and are confident that our company has benefited from his wisdom, energetic commitment and unfailing integrity.”

Sir John Banham, who has served as a Director of our company since 1999 and as Chairman of the Compensation Committee since January 2007, will also retire from the Board upon the conclusion of the company’s upcoming AGM.

“The Board and I want to thank Sir John for his significant contributions and dedicated service over the years,” Mr. Flanagan added.  “He has been a valued member of the Board and we wish him the best.”

Effective upon the retirements of Mr. Adams and Sir John Banham, C. Robert Henrikson will become Chair of the Compensation Committee and Joseph R. Canion will become Chair of the Nomination and Corporate Governance Committee.  J. Thomas Presby will remain Chair of the Audit Committee.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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